UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On January 9, 2023, Tyson Foods, Inc. filed a Form 8-K to the following effect, relating to the departure of Scott Spradley, a named executive officer in our definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) and delivered to shareholders in connection with our 2023 Annual Meeting of Shareholders on or about December 21, 2022.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2023, Scott Spradley departed from the role of Executive Vice President, Chief Technology and Automation Officer of Tyson Foods, Inc. (the “Company”). Following his departure, Mr. Spradley's responsibilities will be assumed by members of the Company's Information Technology team.

In connection with Mr. Spradley’s departure, the Company expects that it will enter into a separation agreement and general release with Mr. Spradley (the “Separation and Release Agreement”). If Mr. Spradley signs and does not rescind the Separation and Release Agreement, then subject to certain terms and conditions, Mr. Spradley will be entitled to receive the following payments and benefits pursuant to the Company’s Executive Severance Plan, in each case, less all applicable taxes, withholdings and authorized or required deductions: (i) a payment of $1,400,000, which is equivalent to two (2) times his annual base salary, payable in installments over the twenty-four (24) month period immediately following his departure (but subject to the expiration of a six-month waiting period), in accordance with the Company’s normal payroll schedule; (ii) a lump-sum payment of $211,538, payable in July 2023, equivalent to his prorated annual incentive payment under the Company’s Annual Incentive Compensation Plan for Senior Executive Officers which is based on his fiscal year 2023 target opportunity; (iii) accelerated vesting of a prorated portion of his remaining outstanding restricted stock with an aggregate value of approximately $486,451 as of January 9, 2023; (iv) accelerated vesting of a prorated portion of his remaining outstanding unvested stock options with an aggregate value of approximately $299,043 as of January 9, 2023; and (v) accelerated vesting of a prorated portion of his outstanding unvested performance stock awards granted in November 2020, November 2021 and November 2022 based on actual company performance and actual payout level which is estimated to have an aggregate value of approximately $931,439, based on target performance with a stock price of $65.71 as of January 9, 2023. In addition, Mr. Spradley would be eligible to receive COBRA reimbursements for up to two (2) years of continued coverage. The foregoing payments and benefits are expected to be subject to Mr. Spradley agreeing to a release of claims in favor of the Company and reaffirming his commitment to comply with his existing restrictive covenant and confidentiality obligations.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with our 2023 annual meeting of shareholders, we previously filed our definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and commenced mailing our notice of Internet availability of proxy materials or our definitive proxy statement and proxy card to our shareholders on December 21, 2022. BEFORE MAKING ANY VOTING DECISION, YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY.

We maintain an internet website for investors at http://ir.tyson.com. On this website, we make available, free of charge, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, iXBRL (inline eXtensible Business Reporting Language) reports, and all amendments to any of those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the Securities and Exchange Commission (the “SEC”). The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

If you have any questions about our proxy statement or our annual meeting of shareholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524.